FOR IMMEDIATE RELEASE                             Contact: Glenn Bozarth
February 1, 1994                                           Mattel, Inc.
                                                          (310) 524-3521



             MATTEL PREPAYS $100 MILLION IN LONG-TERM DEBT
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LOS ANGELES, Feb. 1 -- Mattel, Inc. today said that the company will achieve significant savings in interest expense, effective immediately, through the prepayment of $100 million in high-cost debt assumed by Mattel in its merger with Fisher-Price. The debt, which carried an interest rate of 10.69 percent, was prepaid from a year-end cash position of approximately $500 million.
The prepayment will result in an extraordinary after-tax charge of $14.7 million against 1993 fourth quarter earnings, representing a prepayment penalty and unamortized costs associated with the debt.


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